--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
                                               [ ] Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               TELXON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               TELXON CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                                                                        --------
     (2) Aggregate number of securities to which transaction applies:
                                                                     -----------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                            ------------------------------------
      (4) Proposed maximum aggregate value of transaction:
                                                          ----------------------
      (5) Total fee paid:
                         -------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:
                                                    ----------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
                                ------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
                                                      --------------------------
     (3) Filing Party:
                      ----------------------------------------------------------
     (4) Date Filed:
                    ------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [TELXON LOGO]

                            3330 West Market Street
                               Akron, Ohio 44333


                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Telxon Corporation (the "Company") will be held at the Radisson Hotel Akron City Centre, 20 West Mill Street, Akron, Ohio 44308, at 10:00 A.M., E.D.T., on Wednesday, September 22, 1999, for the following purposes:

          (1) To elect two directors of the Company to hold office until the 2002 annual meeting of stockholders or until their successors are elected and qualified; and

          (2) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the Common Stock of the Company at the close of business on August 4, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     Information relating to the matters to be considered at the Annual Meeting or any adjournment or postponement thereof is set out in the Proxy Statement accompanying this Notice.

                                            By Order of the Board of Directors,

                                            ROBERT A. GOODMAN
                                            Secretary

August 26, 1999

             PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY TODAY
                IN THE POSTAGE-PAID ENVELOPE PROVIDED WHETHER OR
                  NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                                 [TELXON LOGO]

                            3330 West Market Street
                               Akron, Ohio 44333

                               ------------------

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Telxon Corporation, a Delaware corporation ("Telxon" or the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Radisson Hotel Akron City Centre, 20 West Mill Street, Akron, Ohio 44308, at 10:00 A.M., E.D.T., on Wednesday, September 22, 1999 and at any adjournment or postponement thereof. Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), on August 4, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on that date, the Company had 16,228,231 shares of Common Stock (each, a "Share") outstanding. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about August 27, 1999.

                         VOTING RIGHTS AND REQUIREMENTS

     The Company's Restated Certificate of Incorporation (the "Charter") provides that stockholders are entitled to one vote for each Share held on the Record Date, except that in the election of directors each stockholder has cumulative voting rights and is entitled to as many votes as equal the number of Shares held multiplied by the number of directors to be elected (two), all of which votes may be cast for a single nominee or distributed among any or all of the nominees. Unless other instructions are given in writing, all votes represented by the enclosed proxy will be cast for the two nominees named by your Board of Directors unless authorization to do so is withheld by a stockholder and will be cumulated in a manner so as to elect the maximum number of the Board's nominees. The two nominees who receive the greatest number of votes cast and entitled to be voted at the Annual Meeting will be elected.

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke such proxy prior to the closing of the polls at the Annual Meeting or any adjournment or postponement thereof. A proxy may be revoked by timely delivery to Harris Trust and Savings Bank, as Tabulating Agent for the Annual Meeting, of a writing stating that the proxy is revoked or a subsequent proxy or by attendance at the Annual Meeting or any adjournment or postponement thereof and voting in person.

     Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from those customers. As used herein, "broker non-votes" means the votes which a broker could have voted on a particular matter had the broker received voting instructions with respect to that matter from its customer for the shares so held but which it is unable to cast because it has not received such instructions from the customer, of which inability to vote the broker has advised the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority.

     A majority of the outstanding Shares, represented in person or by proxy, will constitute a quorum at the Annual Meeting and at any adjournment or postponement thereof. Abstentions, withheld votes and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

     Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting or any adjournment or postponement thereof, provided a quorum is present. Abstentions, votes that are withheld and broker non-votes with respect to the election of directors are excluded from the vote and have no effect on the outcome.

     As to any matter other than the election of directors, Shares represented in person or by proxy at the Annual Meeting or any adjournment or postponement thereof that the holder or the holder's proxy abstains from voting as to that matter are considered in determining the minimum number of Shares required to be affirmatively voted for approval of such matter. As a result, an abstention from voting on such a matter has the same effect as a negative vote on the matter. Broker non-votes generally are not counted for purposes of determining the number of Shares represented at the Annual Meeting and voting on the particular matter for which voting instructions were not given by the customer, and accordingly, so long as the affirmative vote required by the nature of that matter for the approval of that matter is based upon the number of Shares represented at the meeting and entitled to vote thereon, broker non-votes have no effect on the outcome of that matter. However, where the affirmative vote required by nature of the particular matter for the approval of that matter is based upon the number of the Company's outstanding Shares, broker non-votes will have the same effect as a negative vote on that matter.

     The enclosed proxy card, when properly executed and timely returned, will be voted in the manner you direct. If no direction is made on the proxy card, the proxy will be voted "for" the election of the Board's director nominees.

     The Board of Directors does not intend to bring any other business before the Annual Meeting and knows of no other matters to be brought before the Annual Meeting. However, as to any other business that properly may be brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons holding such proxies. Any such item of other business will require for its approval the affirmative vote of the holders of a majority of the Shares represented in person or by proxy at the Annual Meeting or any adjournment or postponement thereof, provided a quorum is present, or such greater vote as may, in the case of amendments to the Charter or other extraordinary subject matters, be required under the Delaware General Corporation Law or the Charter.

                             ELECTION OF DIRECTORS

GENERAL

     In accordance with the Charter, the Board of Directors has by resolution fixed its current size at eight members. At the Annual Meeting, two directors are to be elected to hold office for terms expiring at the 2002 annual meeting of stockholders. R. Dave Garwood and L. Michael Hone have been nominated by your Board of Directors for election as such directors. The terms of five of the incumbent directors of the Company will continue after the Annual Meeting. The Board of Directors has determined to allow the eighth seat on the Board, of the class of directors to serve until the 2000 annual meeting of stockholders, which had been held by Frank E. Brick, the Company's former President and Chief Executive Officer, to remain vacant until a qualified successor can be identified. Under the Charter, the Board of Directors may fill vacancies on the Board without the necessity of a stockholder vote.

     The nominees elected at the Annual Meeting shall hold office until their successors have been elected and qualified. The Shares represented by the enclosed proxy will be voted for the election of Messrs. Garwood and Hone unless the proxy is marked so as to withhold authority to vote for either or both of such nominees. The Company does not know of any reason why the Board's nominees would be unable to serve. If either of the Board's nominees is unable to serve, then the proxies may be voted for such substitute(s) as may be nominated by the Board of Directors.

INFORMATION CONCERNING THE BOARD'S NOMINEES AND THE CONTINUING DIRECTORS

     Set forth below as to each of the Board's nominees and each continuing director are their respective principal occupations and business experience during the past five years and all positions held with the Company, including the year each of the continuing incumbent directors first became a director of the Company.

     The following persons have been nominated by your Board of Directors for election by the stockholders as the class of directors whose term expires in 2002:

          R. Dave Garwood, age 57, is President and founder of R. D. Garwood, Inc., a business education and consulting company formed in 1974.

          L. Michael Hone, age 49, has been the President and Chief Executive and a director of Centennial Technologies, Inc. since August 1997. Until April 1997, he served PSC, Inc. as its President from December 1987, as its Chief Executive Officer from April 1989 and also as its Chairman from July 1992.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE BOARD'S DIRECTOR NOMINEES.

     The other members of the Board of Directors whose terms of office will continue after the Annual Meeting are the following:

          Richard J. Bogomolny, age 64, retired as Chairman of the Board and Chief Executive Officer of First National Supermarkets, Inc., in January 1992, positions which he held since June 1975. From May 1992 through May 1998, Mr. Bogomolny was a member of the

     Supervisory Board (board of directors) of Royal Ahold n.v., the Netherlands' largest food retailer with operations also in the United States (Stop-N-Shop Cos. New England, Finast, BI-LO, Giant, Tops and Edwards), South America, Portugal, Spain, China, Thailand and the Czech Republic. For ten years prior to his retirement he was a board member of the Food Marketing Institute, the industry's international trade association. Mr. Bogomolny has been a director of the Company since August 1995, and his current term expires at the 2001 annual meeting. He is the Chairman of the Compensation Committee of the Board and also serves on the Audit Committee and the Option and Stock Committee.

          John H. Cribb, age 66, retired from active employment with the Company as Chairman, Telxon International in December 1996, as which he had served since January 1995. From January 1993 to January 1995 he served the Company as President, International, and from January 1990 to January 1993, as Senior Vice President, International Operations. Mr. Cribb was a Vice President of the Company and Managing Director of Telxon Limited, the Company's United Kingdom subsidiary, from 1982 to 1990. He has been a director and Vice Chairman of the Board of the Company since January 1995, and his current term expires at the 2001 annual meeting. He is a member of the Audit and Compensation Committees of the Board.

          Robert A. Goodman, age 64, has been the Company's General Counsel since 1979 and Secretary since 1983. He has been senior partner of Goodman Weiss Miller LLP, a Cleveland, Ohio law firm, since 1986. Mr. Goodman has been a director of the Company since October 1991. His current term expires at the 2000 annual meeting.

          John W. Paxton, Sr., age 62, has been the Chairman of the Board and Chief Executive Officer of the Company since March 1999. He also served as the Company's President from March 1999 until that title was assumed by Telxon's new Chief Operating Officer upon his hire in June 1999. From December 1998 until March 1999, Mr. Paxton was Chairman of Odyssey Industrial Technologies, L.L.C., a joint venture with Odyssey Investment Partners, a private equity fund. From March 1997 until November 1998, Mr. Paxton was Executive Vice President of Paxar Corporation and, upon its formation in June 1998, President of Paxar's Printing Solutions Group. He was President and Chief Executive Officer of Monarch Marking Systems from October 1995 until Paxar combined newly acquired operations with its existing Monarch operations to form the Paxar Printing Solutions Group. From March 1994 until October 1995, Mr. Paxton was Corporate Executive Vice President and Chief Operating Officer of The Industrial Automation Systems group of Western Atlas Inc. He is a member of the Board of Directors of TransDigm, Inc. (supplier of highly engineered commercial and military aircraft parts). Mr. Paxton has been a director of the Company since March 1999, and his current term expires at the 2001 annual meeting. He is a member of the Nominating Committee of the Board.

          Raj Reddy, age 62, has been Dean of the School of Computer Science, and Herbert A. Simon University Professor, at Carnegie Mellon University since July 1992. Since 1984 he had held the rank of University Professor and for eleven years prior to that time held the rank of Professor of Computer Science. He has been the Director of The Robotics Institute at Carnegie Mellon since 1980. He also serves as a consultant in the area of computer science, robotics and related disciplines. Dr. Reddy has been a director of the Company since April 1987 and Chairman of the Board of Directors since February 1997. His current term expires at the 2000 annual meeting. He is a member of the Audit, Compensation, and Option and Stock Committees of the Board.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company met 50 times during Fiscal 1999 (fiscal period references mean the twelve month period ended or ending March 31 of the year indicated or such portion of that fiscal annual period as may be specified). Each incumbent director attended at least 75 percent of the aggregate of all meetings of the Board of Directors (in the case of Mr. Macey, all meetings held since he joined the Board) and of the committees on which he served that were held during the year. The Board of Directors presently has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Option and Stock Committee and during a portion of Fiscal 1999 also had a Special Compensation Committee. From February 1999 to May 1999, the Board also had an Executive Committee. The general function of each committee, the identity of each committee's members and the number of meetings held by each committee during Fiscal 1999 are set forth below.

     Audit Committee. The Audit Committee held six meetings during Fiscal 1999. The primary functions of the Committee are to evaluate the performance and fees of the Company's independent auditors, review the annual audit and the Company's internal accounting controls with the independent auditors, review the results of the audit with management, consult with management with respect to the Company's internal accounting controls and other operating systems, review all related party transactions on an ongoing basis and review potential conflict of interest situations where appropriate. Messrs. Bogomolny, Goodman and Rose (Chairman) and Dr. Reddy served on the Audit Committee throughout Fiscal 1999, and except for Mr. Goodman, whose Committee participation ceased effective as of the end of Fiscal 1999, continue so to serve. Mr. Cribb has been a member of the Audit Committee since May 1998.

     Compensation Committee. The Compensation Committee held one meetings during Fiscal 1999. The primary functions of the Committee are to evaluate and improve the Company's organizational structure and staffing and to review the remuneration arrangements of the Company's senior management, other than matters over which the Special Compensation Committee and the Option and Stock Committee have authority as discussed below. Messrs. Bogomolny (Chairman) and Rose and Dr. Reddy served on the Compensation Committee throughout Fiscal 1999 and, joined by Mr. Cribb in May 1998, constitute the current members of the Compensation Committee.

     Executive Committee. The Executive Committee held two meetings during Fiscal 1999. The Committee was formed to analyze, plan and oversee the implementation of the measures identified by the full Board to address the needs of the Company during the period leading up to and immediately after the change in its senior management. The Committee was comprised of Messrs. Bogomolny, Goodman and Rose.

     Nominating Committee. The Nominating Committee held one meeting during Fiscal 1999. The primary function of the Committee is to advise the Company's Board of Directors as to nominees for election thereto. The Fiscal 1999 members of the Nominating Committee were Mr. Rose and former President and Chief Executive Officer Frank E. Brick. Mr. Paxton has replaced Mr. Brick on the Committee. In order for a stockholder to nominate persons for election as directors at an annual meeting, the Charter requires the stockholder to submit a written recommendation to the Secretary of the Company not less than ninety days prior to the first anniversary of the date of the last annual meeting. Such recommendation must contain certain information specified in the Charter concerning the nominating stockholder and each of his or her nominees. The recommendation must also state that the nominating stockholder is on the date of such notice a stockholder of record of the Company entitled to vote generally in the election of directors and that he intends to appear in person at the meeting of the Company's stockholders at which directors are to be elected to nominate the person(s) specified in the notice of recommendation.

     Option and Stock Committee. The Option and Stock Committee held four meetings during Fiscal 1999. The primary function of the Committee is to administer the Company's 1990 Stock Option Plan for employees (the "Employee Option Plan"), the Company's 1992 Restricted Stock Plan (the "Restricted Stock Plan") and the Company's 1995 Employee Stock Purchase Plan, as each may be amended from time to time. Messrs. Bogomolny and Rose and Dr. Reddy served on the Option and Stock Committee during Fiscal 1999 and continue to so serve at present.

     Special Compensation Committee. The Special Compensation Committee held two meetings during Fiscal 1999. The primary functions of the Committee are to review the compensation to be offered to the Company's Chief Executive Officer and four other most highly compensated executive officers for compliance with, and to the extent consistent with other corporate objectives, establish and monitor the attainment of appropriate objective performance goals in order to qualify such compensation as "performance-based compensation" so that it is not subject to, the $1 million per year limitation imposed by Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), on the deductibility for federal income tax purposes of the compensation paid to any such officer. Messrs. Bogomolny and Rose and Dr. Reddy served on the Special Compensation Committee during Fiscal 1999. As a result of the termination of Mr. Brick's employment and his performance-based compensation arrangements, which had required the establishment of the Special Compensation Committee separate from the Compensation Committee, the Special Compensation Committee has been disbanded, and its general functions have been assumed by the Compensation Committee.

COMPENSATION OF DIRECTORS

     Cash Compensation. The Company's non-employee directors each receive an annual fee of $25,000 per year (reduced from $50,000 per year effective July 1, 1999). The non-employee directors also receive $2,500 plus travel expenses for each day of attendance at directors' meetings ($1,250 for a telephonic meeting), and $2,500 for each Audit Committee, Compensation Committee or Executive Committee meeting attended (either as a member thereof or at the request of the Committee), unless the committee and the full Board meet on the same day or the committee meets telephonically, in which event compensation in the amount of $1,250 is paid for attendance at such committee meeting.

     In July 1996, the Audit Committee of the Board of Directors engaged Mr. Rose to act as the Committee's delegate to advise Company management by analyzing, assessing and recommending improvements to the Company's operating systems and processes and assisting in the recruitment, training and integration of personnel, the services under which engagement were completed during Fiscal 1998. In recognition of the other commitments which Mr. Rose had to resign or forego in order to undertake it, the engagement also provided for him to receive a severance benefit of $150,000 payable from January through December 1998, $112,500 of which was paid during Fiscal 1998. In connection with the engagement, Mr. Rose also received coverage for himself and his wife under the Company's self-insured medical, dental and vision plans, with Mr. Rose paying the customary employee contributions for participation in those plans. The Company paid an aggregate of $369,145 in medical claims for the Roses during Fiscal 1999 and an additional $1,278 in claims through July of the current fiscal year; their coverage terminated effective August 1, 1999.

     Mr. Paxton, by reason of also being an employee of the Company, does not receive any compensation from the Company for his services as a director (see the Summary Compensation Table and "Employment Agreements and Termination of Employment Arrangements" under "EXECUTIVE COMPENSATION" below for the compensation paid and payable to him in his capacity as an executive officer of the Company).

     Stock Options. Directors who are not employees of the Company or a subsidiary receive options to purchase Shares under the Company's 1990 Stock Option Plan for Non-Employee Directors (as amended, the "Director Option Plan"). However, all Shares authorized for issuance under the Director Option Plan have been fully utilized for the granting of options thereunder. The Director Option Plan provides for each non-employee director to be automatically granted an option to purchase 25,000 Shares upon first being elected to the Board (an "Initial Grant") and to be automatically granted annually thereafter a 10,000 Share option (each a "Continuing Grant") on each anniversary of his last election to the Board during his continued service on the Board. An Initial Grant becomes exercisable in equal thirds on each of the first three anniversaries of the grant date, whereas each Continuing Grant becomes exercisable in full on the third anniversary of its grant date. The Director Option Plan also permits the Board to make discretionary option grants under the Director Option Plan to any one or more of the Company's non-employee directors from time to time in addition to the foregoing automatic grants. Each option granted under the Director Option Plan has a seven-year term, which may be extended to up to ten years; in recognition of the extended period during which insider trading considerations relating to the acquisition overtures made by Symbol Technologies, Inc., and a contested but ultimately settled proxy solicitation, during Fiscal 1999 had precluded the non-employee directors from exercising soon-to-expire options in the following amounts, the terms of those options were extended for three years from their respective scheduled expiration dates but without other change from their original exercise prices or other provisions: Mr. Goodman, 35,000 Shares; Mr. Rose, 20,000 Shares; and Dr. Reddy, 26,000 Shares. The option price per Share for options under the Director Option Plan is equal to the closing sales price of the Common Stock as reported on The Nasdaq National Market tier of The Nasdaq Stock Market ("Nasdaq NNM") for the trading day immediately preceding the date of grant. The options terminate three months following the optionee no longer being a director of the Company, six months following death and one year following disability. Options granted under the Director Option Plan are subject to the same "change in control" provisions as apply under the Employee Option Plan described under "EXECUTIVE COMPENSATION -- Employment Agreements and Termination of Employment Arrangements" below.

                    REPORT OF BOARD COMPENSATION COMMITTEES
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors recommends, subject to the full Board's approval (except as to (i) compliance with the Section 162(m) requirements for performance-based compensation, which matters are determined by the Special Compensation Committee (the "162(m) Committee"), and (ii) stock option and restricted stock grants, which are administered by the Option and Stock Committee), the compensation of the Company's executive officers. During Fiscal 1999, the Compensation Committee was composed of three non-employee directors. The Compensation Committee's members also served as both the 162(m) Committee and the Option and Stock Committee (together with the Compensation Committee and the 162(m) Committee, collectively referred to as the "Committees") during Fiscal 1999.

COMPENSATION POLICIES

     The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committees seek to establish compensation policies that will allow the Company flexibility to respond to fluctuations in the already dynamic business environment in which it operates and competes. The Company's compensation philosophy thus is based upon the belief that achievement in this environment can only be accomplished by attracting, retaining and motivating highly energized, talented, creative and goal-oriented people. To achieve this, the Committees exercise discretion and consider all elements of executive compensation to provide the impetus and challenge for the Company's executive officers and key employees, using quantitative formulas (particularly with respect to the bonus element) along with qualitative considerations as inputs in setting executives' compensation packages. The Committees have access to and study a variety of surveys, reports and data which reflect compensation of executives throughout various industries. The Committees' review focuses on the compensation practices of firms in the technology world in which it operates, including its direct and indirect competitors, vendors, customers and other technology businesses from which it has attracted personnel in the past and may desire to attract qualified personnel in the future. The Committees select those companies which they consider will best inform the Company's ability to retain and continue to attract the highest qualified people.

     While the Committees consider such compensation data, the Committees do not attempt to establish any self-selected peer group for compensation purposes or to fix the Company's executive compensation levels at a defined percentile of such a peer group. The other companies to which such compensation data relates may include ones which are, but are not selected by reference to whether they are, included in the Technology 500 Index to which the Company's stock performance is compared in the "STOCK PERFORMANCE GRAPH" below or any similarly compiled peer grouping, and the performance of such other companies as compared to that of the Company is not specifically considered by the Committees in their deliberations. Rather, such data forms a part of the total mix of information which each Committee evaluates in arriving at compensation decisions within their respective areas of authority deemed necessary to effectively compete for highly qualified people in the technology sector. The experience of Company management in recruiting new personnel and retaining existing personnel is also an important input into the Committees' evaluation of the Company's compensation practices.

COMPENSATION COMPONENTS

     The Company's executive officers are compensated with a base salary together with eligibility for short-term performance bonuses and long-term incentive awards. The Committees assess past and current as well as anticipated future performance and contribution in their consideration of the total compensation package (earned or potentially available) for each executive officer.

     Salary. The salaries of executive officers are determined by the Compensation Committee generally on the basis of three year employment agreements which encompass base salaries consistent with the Company's stated policy and philosophy of competing for highly qualified people in the technology sector. As noted above, the salaries of the Company's executive officers are set at the levels judged appropriate by the Compensation Committee based on its evaluation of the total mix of compensation information it has gathered without assigning relative weights to any particular quantitative or qualitative factors.

     Bonus. Subject to the authority of the 162(m) Committee over those compensation components which are intended to comply with Section 162(m), the Compensation Committee reviews and approves an executive bonus plan for each fiscal year under which each executive officer is eligible for a bonus of up to a specified dollar amount or percentage of his base salary, generally structured to reflect the performance of both the individual officer and of the Company in the forthcoming year. The final determination of the bonus actually paid to each executive officer is a qualitative one, informed by various subjective and objective considerations; the objective criteria typically include revenue, operating costs and profitability, to which various weights are assigned based on the nature and scope of the individual officer's responsibilities. As shown by the Summary Compensation Table below, no bonuses were paid in respect of Fiscal 1999.

     Awards of Stock Options and Restricted Stock. Awards of stock options and restricted stock grants under the Employee Option Plan and the Restricted Stock Plan, respectively, are designed not only to provide additional incentive for the performance and continued employ of the individual executive officers as well as other key employees, but also to more fully align their long-term interests with those of the Company and its stockholders. The Option and Stock Committee selects the executive officers and other key employees to receive stock option and restricted stock awards, and determines the number of shares of each such award. The Option and Stock Committee generally determines the size of option grants and the frequency thereof based on its consideration of the significance of an executive's position, performance and continued tenure with the Company as well as his anticipated contributions to its growth. The number and terms of options previously granted to an executive is also considered in determining whether to make additional grants to him.

     The option program generally utilizes a three year vesting period, an eight year term and an exercise price equal to the closing market price of the underlying stock at the time of grant. These options are to provide value to the officer only to the extent that the price of the Company's Common Stock increases thereafter during the term of employ.

     In extraordinary circumstances, such as discussed below with respect to the Company's hiring of John W. Paxton, Sr. as its new Chief Executive Officer in late Fiscal 1999, the Option and Stock Committee will recommend to the full Board that the Company grant stock options or other rights to acquire Company Common Stock outside the Employee Option Plan where, consistent with the purpose of the Company's stock-based compensation plans to more fully align the long-term interests of the new hire with those of the Company and its stockholders, the extension of such rights to the prospective executive officer is an inducement essential to that person's agreement to enter into the Company's employ.

     The grant of restricted stock has been significantly less frequent (none were made in Fiscal 1999) and utilized only for those executive officers and key employees who are considered by the Option and Stock Committee to be individuals upon whom the Company is most reliant for its anticipated future success and achievement. These grants typically are subject to forfeiture during a five year period, thereby providing an additional incentive to the officer to remain with the Company.

     In addition to stock option and restricted stock grants in the Company's own stock, the Compensation Committee also makes recommendations to the boards of directors of those of its subsidiaries which have, at the urging of the Telxon Board, implemented stock option and similar plans to provide their own key employees, as well as key Telxon employees who, in the course of that employment, advise and assist the subsidiaries in the development of their respective businesses, with a long-term incentive opportunity to purchase stock in the respective subsidiaries. In the case of the advisory Telxon employees, this opportunity encourages them to support the subsidiaries with the same effort and dedication as in their service to Telxon so as to more closely align their objectives with the long-term goals of the Company as a whole. The Compensation Committee reviews the persons to whom such options are granted and the number of options granted to them.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     John W. Paxton, Sr. became Chief Executive Officer of the Company on March 22, 1999. In satisfaction of Mr. Paxton's requirements in order for him to enter into an employment agreement to join the Company and as an inducement essential to his doing so, the Board, acting through and based upon the recommendations of the Committees, negotiated and, on the date of his hire, approved an agreement by Mr. Paxton to purchase 300,000 Shares and the grant to him of options to purchase an aggregate of 700,000 Shares, as listed in the Summary Compensation Table and the table of Option Grants in Fiscal 1999 under "EXECUTIVE COMPENSATION" below and further described in the footnotes to those tables, all at a price per Share equal to the $8.719 closing sale price for the Common Stock as reported on the Nasdaq NNM for the last trading day prior to his entering into the Company's employ. Since there were then Shares available under the Employee Option Plan sufficient only to cover 300,000 of the options, the remaining 400,000 options were approved for grant outside the Employee Option Plan in order to secure Mr. Paxton's services. The vesting of those 400,000 options has been tied to the attainment of graduated market price levels for the Common Stock in order to even more closely align Mr. Paxton's interests with those of the Company's stockholders as compared to the typical, purely time-based installment vesting of options granted under the Employee Option Plan. The salary, bonus and other terms of Mr. Paxton's employment agreement, as further discussed under "EXECUTIVE COMPENSATION -- Employment Agreements and Termination of Employment Arrangements" below, are consistent with the compensation philosophy and policies of the Company, which are applicable to all executive officer.

     The compensation package for Frank E. Brick, who served as the Company's Chief Executive Officer for most of Fiscal 1999, has been finalized and implemented during Fiscal 1998 consistent with the compensation philosophy and policies of the Company. Dan R. Wipff, who at the request of the Board assumed the responsibilities of interim chief executive officer for a brief portion of Fiscal 1999 until Mr. Paxton joined the Company in addition to his pre-existing duties as an executive officer of the Company, did not receive any adjustments to his pre-existing employment arrangements in connection with that interim assignment.

INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993. It limits to $1 million per year the deduction allowed to a public company for federal income tax purposes for compensation paid to its chief executive officer and its four other most highly compensated executive officers. This deduction limit does not apply, however, to compensation paid under a plan that meets certain requirements for "performance-based compensation." In general, to qualify as "performance-based,"
(a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the compensation and the performance goals must be disclosed to and approved by stockholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment. In order to qualify the compensation derived by its executive officers from stock options as performance-based compensation, certain amendments to the Employee Option Plan were submitted to and approved by the Company's stockholders at the 1995 annual meeting to remove compensation resulting from the exercise of stock options granted under the Plan from the Section 162(m) deduction limit.

     The 162(m) Committee reviews the salaries, bonuses and other forms of compensation offered to the Company's Chief Executive Officer and four other most highly compensated executive officers for compliance with Section 162(m). However, while it is the Company's policy to structure its incentive compensation programs to satisfy Section 162(m)'s "performance-based compensation" exception and, thus, to preserve the full deductibility of all compensation paid by the Company to its executive officers, the Committees reserve the right in their business judgment, based upon their consideration of all elements of the cost to the Company of particular compensation payments, including the potential tax impact of Section 162(m) and available loss carryforwards, and other important corporate objectives, to approve such compensation without submitting it to a vote of stockholders and, thus, not qualify such compensation as deductible under Section 162(m). In that regard, the Committees have determined not to seek stockholder approval for Section 162(m) purposes of the bonus component of Mr. Paxton's compensation package described under "EXECUTIVE COMPENSATION -- Employment Agreements and Termination of Employment Arrangements" below, but any resulting tax impact on the Company should be minimized through the payment of any such amounts to him through a deferred compensation plan as required by the terms of his employment agreement. The stock options granted to him outside the Employee Option Plan as described above are also not being submitted for stockholder approval, and accordingly, any compensation resulting from their exercise will not excluded from the operation of Sec-tion 162(m) as in the case of exercises of the options granted him under the Employee Option Plan.

            COMPENSATION COMMITTEE                       OPTION AND STOCK COMMITTEE

        Richard J. Bogomolny, Chairman                      Richard J. Bogomolny
                  Raj Reddy                                      Raj Reddy
                Norton W. Rose                                 Norton W. Rose

                         SPECIAL COMPENSATION COMMITTEE

                              Richard J. Bogomolny
                                   Raj Reddy
                                 Norton W. Rose

                             EXECUTIVE COMPENSATION

     The following table shows all annual, long-term and other compensation for services rendered to the Company in all capacities paid or awarded during each of its three most recently completed fiscal years to each person who served as the Company's chief executive officer during any portion of Fiscal 1999, to the Company's two other executive officers serving at fiscal year end and to the two former executive officers of the Company who, but for the fact that they were not serving as such at fiscal year end, would have been included among the four Company executive officers other than the chief executive officer who received the highest combined salary and bonus compensation during Fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                            ANNUAL COMPENSATION          COMPENSATION AWARDS
                                       ------------------------------   ---------------------
                                                              OTHER     RESTRICTED                  ALL
                                                             ANNUAL       STOCK       STOCK        OTHER
           NAME AND                                          COMPEN-      AWARDS     OPTIONS      COMPEN-
    PRINCIPAL POSITION(1)       YEAR    SALARY      BONUS   SATION(2)      ($)       (SHARES)    SATION(3)
------------------------------  ----    -------    -------  ---------   ----------   --------    ---------
John W. Paxton, Sr.             1999     27,692(4)      0         0         0        700,000+(5)        0
  Chairman of the Board and
  Chief Executive Officer
Dan R. Wipff                    1999    275,000         0         0         0         20,000*       5,000
  President and Chief           1998    275,000   100,000         0         0              0        4,125
  Executive Officer,            1997    275,000    70,000         0         0         10,000+       5,375
  Telxon Products Division,
  and during March 1999,
  Telxon interim president and
  chief executive officer
Frank E. Brick                  1999    750,006     1,800(6)      0         0         70,000*   1,518,323(7)
  President from June 1996      1998    750,006   250,000    17,272         0              0        7,187(8)
  to March 1999 and             1997(9) 421,154   500,000         0         0        500,000+       8,288
  Chief Executive Officer
  from February 1997 to March
  1999
James G. Cleveland              1999    333,655         0         0         0         40,000*       5,000
  Executive Vice President,     1998    275,000   200,000         0         0              0        3,173
  Americas                      1997    250,000   150,000         0         0         80,000+       6,615
Gerald J. Gabriel               1999    200,000         0     5,781         0(10)      7,500*       5,000
  Senior Vice President,
  Financial Operations, and
  from March 1999 to May 1999,
  interim chief financial
  officer
David D. Loadman                1999    225,000         0     3,327         0(11)          0      235,431(12)
  Senior Vice President,        1998    225,000   125,000    30,865         0              0        3,470
  Global Product and            1997    200,000   175,000         0         0         75,000+       5,688
  Systems Development, and                                                            60,000*
  Chief Technical Officer from
  September 1996 to January
  1999
Kenneth W. Haver                1999    200,000         0         0         0(13)     50,000*     210,431(14)
  Senior Vice President,        1998    200,000   150,000         0         0         25,000+       2,308
  Finance and Administration,   1997    200,000   250,000         0         0         50,000+       7,192
  and Chief Financial Officer
  from March 1995 to March
  1999

---------------

   + Option(s) for the purchase of the indicated number of shares of Telxon
     Common Stock granted to the named executive officer pursuant to the Telxon Corporation 1990 Stock Option Plan for employees (the "Employee Option Plan"), except that 400,000 of the stock options to Mr. Paxton were granted outside the Employee Option Plan as part of an inducement essential to his entering into an employment agreement to join the Company as its new President, Chairman of the Board and Chief Executive Officer.

   * Option for the purchase of the indicated number of shares of common stock of Aironet Wireless Communications, Inc. ("Aironet", a majority-owned subsidiary of the Company until the initial public offering of Aironet common stock on July 30, 1999, which reduced the Company's interest in Aironet to 39%) at an exercise price of, in the case of the Fiscal 1997 grant, $1.86 per share, and in the case of the Fiscal 1999 grants, $3.50 per share, under the Aironet 1996 Stock Option Plan for employees, directors and advisors (as amended, the "Aironet Option Plan"), granted by Aironet to each of the named executive officers as an "Employee" as defined in the Aironet Option Plan as of the time of grant. See the table of Option Grants in Fiscal 1999 below for further information regarding each option granted during Fiscal 1999.

 (1) Except as otherwise indicated by limiting dates, each of the named executive officers presently holds the position(s) indicated.

 (2) The amount shown was paid in reimbursement of expenses incurred in connection with the executive officer's consideration of and/or ultimate relocation.

 (3) Except as otherwise footnoted, the amounts shown are matching contributions made by the Company under its Retirement and Uniform Matching Profit Sharing (401(k)) Plan ("401(k) Matching Contribution").

 (4) The amount shown is the portion of his annual salary which accrued during the portion of Fiscal 1999 after he joined the Company on March 22, 1999.

 (5) In addition to these stock options granted to Mr. Paxton as further described in the table of Option Grants in Fiscal 1999 below, the Company agreed to sell to Mr. Paxton, as part of an inducement essential to his entering into an employment agreement to join the Company, and Mr. Paxton agreed to purchase, 300,000 shares of Company Common Stock at a price of $8.719 per share (equal to the closing sale price for the Common Stock as reported on the Nasdaq NNM for the last trading day prior to his entering into the Company's employ); under the terms of his employment agreement, Mr. Paxton must complete the stock purchase by March 22, 2000.

 (6) Bonus under the Company's patent award program for its employees generally.

 (7) In addition to a $5,000 401(k) Matching Contribution, includes accruals for severance benefits of $1,500,013 in respect of salary continuation and $8,147 in respect of medical insurance and $5,163 representing the premiums that would have had to be paid in order to provide Mr. Brick with a term life equivalent ("Split-Dollar Equivalent Coverage") of the death benefit payable to his estate under the "split-dollar" universal insurance arrangement maintained during his employ under the terms of his employment agreement.

 (8) In addition to a $2,596 401(k) Matching Contribution, includes $4,591 representing the premiums that would have had to be paid in order to provide Mr. Brick with Split-Dollar Equivalent Coverage.

 (9) Mr. Brick became the Company's Chief Executive Officer on February 26, 1997, having been the Company's President and Chief Operating Officer since June 1996 and served the Company in other executive capacities prior thereto. The amounts shown in the Summary Compensation Table reflect all compensation paid to Mr. Brick in all capacities in respect of Fiscal 1997.

(10) At March 31, 1999, the final 1,000 of the 5,000 Shares awarded to Mr. Gabriel in July 1994 under the Company's 1992 Restricted Stock Plan (as amended, the "Restricted Stock Plan") remained unvested (but have since vested) and 1,600 of the 2,000 shares awarded to him in October 1997 under the Restricted Stock Plan also remained unvested, which unvested Shares had a value, based on the closing sale price per Share as reported on the Nasdaq NNM for March 31, 1999, of $24,539.

(11) At March 31, 1999, the final 1,000 of the 5,000 Shares awarded to Mr. Loadman in July 1994 under the Restricted Stock Plan remained unvested (which have since been forfeited in connection with the termination of his employment), which unvested Shares had a value, based on the closing sale price per Share as reported on the Nasdaq NNM for March 31, 1999, of $9,438.

(12) In addition to a $5,000 401(k) Matching Contribution, includes accruals for severance benefits of $225,000 in respect of salary continuation and $5,431 in respect of medical insurance.

(13) At March 31, 1999, the final 1,000 of the 5,000 Shares awarded to Mr. Haver in July 1994 under the Restricted Stock Plan remained unvested (but have since been forfeited by reason of the termination of his employment), which unvested Shares had a value, based on the closing sale price per Share as reported on the Nasdaq NNM for March 31, 1999, of $9,438.

(14) In addition to a $5,000 401(k) Matching Contribution, includes accruals for severance benefits of $200,000 in respect to salary continuation and $5,431 in respect of medical insurance.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     The Company has finalized the definitive employment agreement for Mr. Paxton to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company through March 31, 2002 at a base salary of $800,000 per year. In addition, Mr. Paxton's employment agreement provides for annual bonus compensation of up to $600,000 per year if he meets or exceeds the annual goals to be agreed upon between him and the Company's Board of Directors, components of which shall include operating earnings, backlog, revenue, inventory, quality control and cash flow. The employment agreement also provides for his purchase of 300,000 Shares by March 22, 2000 and stock options for an aggregate of 700,000 Shares listed in the Summary Compensation Table above and the table of Option Grants in Fiscal 1999 below and further described in the footnotes thereto, each of such stock purchase and option rights being at the $8.719 closing price for the Common Stock on the last trading day prior to the commencement of his employment. These stock purchase and option rights were an essential inducement to Mr. Paxton's agreement to enter the Company's employ. The employment agreement also obligates the Company to pay his transitional living expenses (housing, ground and air transportation), "grossed-up" for taxes, through March 31, 2000.

     If Mr. Paxton's employment is terminated by the Company for other than "cause" (defined in his employment agreement as behavior of Employee which is adverse to the Company's interests, including dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, acts of bad faith, neglect of duty or material breach of the employment agreement or of any other Company agreement with him or Company policy applicable to its employees generally), his employment agreement obligates the Company to pay a severance benefit to him at a rate equal to his base salary for the greater of 24 months or the remaining term of the agreement, as well as his basic medical insurance premiums for 18 months. A resignation by Mr. Paxton following the Company's assignment of him to serve in any capacity other than his current offices or to perform tasks inconsistent with such positions will be deemed a termination by the Company without "cause" entitling him to the foregoing severance and insurance. Mr. Paxton is also entitled to the severance benefit if his employment agreement expires without renewal or extension. If any of the foregoing employment terminations occurs after a "change in control" of the Company of a nature which the Company would be required to report in its filings with the SEC (including, without limitation, (a) the acquisition by any person, entity or group of beneficial ownership of 15% or more of the combined voting power of the Company's securities in the election of directors, (b) liquidation of all or substantially all of the Company's assets or a merger, consolidation or reorganization in which neither the Company nor any entity in which the Company's stockholders own at least 50% of the voting power is the surviving entity, and (c) the current directors of the Company, or persons approved by them to succeed them (such current and successor directors constituting "Continuing Directors"), ceasing to constitute at least a majority of the Board), the severance benefit payable to Mr. Paxton is increased to an amount equal to 2.99 times his base salary and, to the extent that such payment and/or any other payments which he has the right to receive from the Company would constitute, alone or in the aggregate, an "excess parachute payment" under
Section 280G of the Internal Revenue Code, payment by the Company of any excise tax imposed on such payments and any taxes due as the result of the Company's payment of such excise tax and other taxes, as well as the acceleration of the vesting of all then outstanding stock option grants and the ability to exercise all of his stock options for their full original terms. In the event of a Change in Control, Mr. Paxton has the right to elect to terminate his employment within 30 days of such event without regard to his reason therefor or within two years of the Change in Control if he has "Good Reason" (defined to include a reduction in his salary or benefits from pre-change in control levels or a requirement that he relocate from, or be based anywhere other than, the metropolitan area where his office is located prior to the change in control) to resign; upon any such election, Mr. Paxton is entitled to receive the increased severance and insurance benefits. If his employment is terminated by the Company within two years after a Change in Control, Mr. Paxton is entitled, until replacement benefits may be provided by a successor employer, to up to two years of continued employee welfare benefits.

     Mr. Wipff has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $275,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Chief Executive Officer or such other supervising officer as the Chief Executive Officer shall designate (the "Supervising Officer"). Mr. Wipff or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary and, until replacement benefits may be provided by a successor employer, up to twelve months of continued employee welfare benefits in the event that his employment is terminated by the Company for other than "cause".

     Mr. Cleveland has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $275,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Supervising Officer. Mr. Cleveland or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary and, until replacement benefits may be provided by a successor employer, up to twelve months of continued employee welfare benefits in the event that his employment is terminated by the Company for other than "cause".

     Mr. Gabriel has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $200,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Supervising Officer. Mr. Gabriel or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary and, until replacement benefits may be provided by a successor employer, up to twelve months of continued employee welfare benefits in the event that his employment is terminated by the Company for other than "cause".

     In February 1998, the Company entered into letter agreements with each of its then executive officers (other than Mr. Brick, with respect to whom the subject matter was already addressed in his employment agreement) and other key Company officers, including Messrs. Wipff, Cleveland, Gabriel, Loadman and Haver, providing for certain severance benefits in the event such officer's employment with the Company is terminated under certain circumstances within two years after a "change in control" of the Company. If the officer's employment is terminated by the Company or its successor other than for "cause", disability or at retirement age or by the officer for "good reason", the officer is entitled to a lump sum payment equal to two times his annual salary as in effect prior to the change in control, continued benefits under all insured and self-insured welfare benefit plans in effect prior to the employment termination date for a period of two years or until such earlier date as the officer receives equivalent benefits from a new employer or reaches retirement age (in which case the terms of any retirement plan shall apply), and to the extent that such payment and/or any other payments which he has the right to receive from the Company would constitute, alone or in the aggregate, an "excess parachute payment" under Section 280G of the Internal Revenue Code, payment by the Company of any excise tax imposed on such payments and any taxes due as the result of the Company's payment of such excise tax and other taxes. "Good reason" will exist for an officer to terminate his own employment without losing his entitlement to such benefits if, without the officer's prior written consent, his job status, positions or responsibilities are reduced or otherwise inconsistent with those prior to the change in control, his salary or benefits are reduced from pre-change in control levels or he is required to relocate from, or be based anywhere other than, the metropolitan area where his office is located prior to the change in control. The events constituting a "change in control" following which the letter agreement's severance provisions apply are events of a nature which the Company would be required to report in its filings with the SEC, including, without limitation,
(a) the acquisition by any person, entity or group of beneficial ownership of 15% or more of the combined voting power of the Company's securities in the election of directors, (b) liquidation of all or substantially all of the Company's assets or a merger, consolidation or reorganization in which neither the Company nor any entity in which the Company's stockholders own at least 50% of the voting power is the surviving entity, and (c) the current directors of the Company, or persons approved by them to succeed them, ceasing to constitute at least a majority of the Board; provided that any of the foregoing events shall not constitute a "change in control" if the officer or a group of which he is a part acquires, directly or indirectly, 15% or more of the combined voting power of the Company's securities.

     Each of the Employee Option Plan, Aironet Option Plan and Restricted Stock Plan require that a person receiving a grant or award thereunder must enter into a written grant or award agreement with respect thereto in order for that grant or award to be effective and provide for the cancellation or forfeiture of then unvested stock options or restricted stock, and a limited, 30-day post-termination period for exercising his then vested stock options (generally extended to three months in the case of retirement, six months in the case of death and one year in the case of disability), in the event the recipient ceases to be employed by or an advisor to the granting or awarding entity or its affiliate by which the recipient is employed, subject to the acceleration of vesting and/or the extension of the post-termination exercise period by the administering authority in its discretion. In the event of a "change in control" of the issuing entity, each of the Plans provides that, except as otherwise determined at the time by the board of directors of the issuing entity, all grants and awards then outstanding thereunder shall become fully vested, and the Employee Option Plan and the Aironet Option Plan further provide that, except as otherwise determined at the time by the applicable board of directors, a cash payment shall be made to the holders of outstanding options equal to the amount by which (i) the highest price paid or offered in any transaction related to the "change in control", or at which the underlying stock has traded on any securities market, within the preceding 60 days, as determined by the board, exceeds (ii) the exercise price. The Employee Option Plan and the Restricted Stock Plan define "change in control" to mean (1) the acquisition by any person, entity or group of beneficial ownership of 50% or more of the combined voting power of the issuing entity's then outstanding securities, or (2) the consummation of a transaction requiring stockholder approval and involving the sale of all or substantially all of the assets, or a merger or consolidation, of the issuing entity; "change in control" is defined under the Aironet Option Plan, as in effect prior to the March 30, 1998 amendment thereof, and by which pre-amendment terms such options continue to be governed, to also occur upon any person, entity or group acquiring 15% or more of the combined voting power of Telxon's then outstanding securities. The Aironet Option Plan further provides that options granted thereunder are not exercisable until the earlier of an "IPO" (an underwritten registered public offering by Aironet of its common stock at a price of at least $8 per share netting proceeds of at least $8 million to Aironet), a "change in control" or March 31, 2001 and that, in the event of the termination of an optionee's employment, neither Telxon nor Aironet has any obligation or liability with respect to any Aironet stock options which are not exercisable as of the time of such termination.

     Under the terms of his employment agreement with the Company, in the event, as has occurred, that Mr. Brick's employment is terminated by the Company for other than "cause" (as defined in his employment agreement), the Company is obligated to pay a severance benefit to him at a rate equal to his base salary for the greater of 24 months or the remaining term of the agreement, as well as his basic medical insurance premiums for 18 months. as well as the acceleration of the vesting of all then outstanding stock option grants and restricted stock awards and the ability to exercise all of his stock options for their full original terms. Similarly, upon the termination of their employment by the Company for other than "cause", Messrs. Loadman and Haver are entitled under their employment agreements to twelve months base salary and, until replacement benefits may be provided by a successor employer, up to twelve months of continued employee welfare benefits in the event that his employment is terminated by the Company for other than "cause". Notwithstanding the generally applicable limitations on the post-employment termination exercise of stock options discussed in the preceding paragraph, pursuant to the terms of Mr. Brick's employment agreement, all of his options to purchase Telxon Common Stock became fully vested upon the termination of his employment for other than "cause" and will remain exercisable for their full original terms.

EMPLOYEE STOCK OPTIONS

     The following tables provide information with respect to options granted to, and exercises by, the persons indicated during Fiscal 1999 and the value of unexercised options held by such persons at the end of Fiscal 1999.

                          OPTION GRANTS IN FISCAL 1999

                                                         INDIVIDUAL GRANTS
                                --------------------------------------------------------------------
                                             PERCENT OF
                                           TOTAL OPTIONS                                    GRANT
                                OPTIONS      GRANTED TO        EXERCISE                      DATE
                                GRANTED     EMPLOYEES IN        PRICE        EXPIRATION    PRESENT
NAME                            (SHARES)   FISCAL 1999(1)   (PER SHARE)(2)      DATE        VALUE
----                            --------   --------------   --------------   ----------   ----------
John W. Paxton, Sr.             300,000+(3)       40%           $8.719        03/22/07    $1,322,730(4)
                                400,000+(5)       54%           $8.719        03/22/09    $1,628,000(6)
Dan R. Wipff                     20,000*(7)        4%           $3.500        03/30/08    $   37,788(8)
Frank E. Brick                   70,000*(7)       14%           $3.500        03/30/08    $  132,258(8)
James G. Cleveland               40,000*(7)        8%           $3.500        03/30/08    $   75,576(8)
Gerald J. Gabriel                 7,500*(7)        2%           $3.500        03/30/08    $   14,171(8)
David D. Loadman                     --           --                --              --            --
Kenneth W. Haver                 50,000*(7)       10%           $3.500        03/30/08    $   94,470(8)

---------------

  + Option(s) for the purchase of the indicated number of shares of Telxon
    Common Stock.

  * Option for the purchase of the indicated number of shares of Aironet common stock of at an exercise price of $3.50 per share granted by Aironet under the Aironet Option Plan to each of the named executive officers.

(1) The options for the purchase of Aironet stock shown in the table were granted as part of a pool of options Plan to purchase an aggregate of 300,000 shares of Aironet common stock approved by the Aironet Board of Directors under the Aironet Option Plan on March 30, 1998 to, and to be allocated among, Telxon employees, as designated by Telxon's Chief

    Executive Officer. In April 1998, the pool was fully allocated, based on a review of the designated recipients and the allocation among them by the Compensation Committee of Telxon's Board of Directors. Though the allocation of the option pool among the Telxon employees was not finalized until Fiscal 1999, the percentage stated in the table represents that which the respective grant bears to the total number of options granted through the pool to Telxon officers and employees and to all other Aironet employees, directors and advisors under the Aironet Option Plan during Fiscal 1998, when the size of the pool was fixed.

(2) In the case of options for the purchase of Telxon Common Stock, the exercise price shown is equal to the closing sale price for the Common Stock as reported on the Nasdaq NNM for the last trading day prior to the grant date. In the case of options for the purchase of Aironet stock, the exercise price shown is equal to the negotiated arm's-length price per share paid by third party investors purchasing a minority position in Aironet common stock in a private placement contemporaneous with the grant of the options.

(3) Granted pursuant to the Employee Option Plan on March 22, 1999. Becomes exercisable as to one-third of the underlying shares on a cumulative basis on each of the first three anniversaries of the grant date.

(4) Present value of the option as of the date of grant, calculated using the Black-Scholes option valuation model under the following assumptions: (a) based upon the Company's review of historical data concerning the exercise by employees of options for Shares granted under the Company's stock option plans and survey data concerning the experience of other companies, an executive may typically be expected to hold an option with a stated term of eight years for five years prior to exercise; (b) a stock price volatility of 51.57% (based on the changes in the market price for Shares over the five fiscal year period ended March 31, 1999, the length of which period corresponds to the expected holding period assumed in (a) above); (c) a risk-free interest rate of 5.29% (based on the published yield as of the grant date of Treasury securities at "constant maturity" as interpolated by the U.S. Treasury for a five-year maturity, corresponding to the assumed holding period); and (d) a continuation of the $0.01 per Share annual dividend historically paid by the Company, representing a dividend yield of 0.069%.

(5) Granted outside the Employee Option Plan on March 22, 1997 as part of an inducement essential to Mr. Paxton's entering into an employment agreement to join the Company as its new President, Chairman of the Board and Chief Executive Officer. As originally granted, became exercisable upon the attainment of a trading price for the Common Stock of, as to 200,000 of the Shares, $14 per Share; as to the next 100,000 of the Shares, $22 per Share; and as to the remaining 100,000 Shares, $27 per Share. In connection with the finalization of the definitive terms of Mr. Paxton's employment agreement, the option terms were amended to provide for vesting on the sixth anniversary of the grant date, subject to the acceleration thereof upon the attainment of an "Average Trading Price" for the Common Stock (the average of the closing price per Share as reported on the Nasdaq NNM (or such other securities exchange, market or trading system which is then the principal place or manner for trading in the Common Stock) for any period of ten consecutive days of trading on such securities market) equal to the respective price performance targets set forth above.

(6) Present value of the option as of the date of its grant, calculated using a path dependent valuation model under the following assumptions: (a) a stock price volatility of 53.13%; (b) a risk-free interest rate of 5.25%; and (c) a continuation of the $0.01 per Share annual dividend historically paid by the Company, representing a dividend yield of 0.069%. The expected term for the options is determined by the path dependent model.

(7) As originally granted, each option vested as to one-third of the underlying shares on a cumulative basis on each of March 30, 1999, 2000 and 2001, becoming exercisable upon, but only after, (i) an IPO or (ii) a "change in control" of Aironet (for the definition of such an event for purposes of the Aironet Option Plan and a description of certain other effects of such an event, see the discussion under "Employment Agreements and Termination of Employment Arrangements" above), and expire March 30, 2008, subject to earlier termination in the event of the termination of the "Continuous Employment" (as defined in the Aironet Option Plan) of the grantee (as discussed under "Employment Agreements and Termination of Employment Arrangements" above). By action of the Aironet Board of Directors in March 1999, the Aironet Option Plan was amended to make all vested options granted thereunder exercisable on the earlier of the occurrence of the IPO or "change in control" events discussed above or March 31, 2001, and the vesting of the pool options was accelerated in full. For their Aironet stock options to be exercisable, recipients of grants under the Aironet Option Plan must have also entered into grant agreements with respect thereto. As a result of Aironet's July 30, 1999 initial public offering at $11 per share from which Aironet realized net proceeds of more than $40 million, the pool options evidenced by executed grant agreements are now fully exercisable, provided the grantee remains in Continuous Employment.

(8) Although at the time of the granting and allocation of the pool grants described in footnote (1) above there had not been a trading market for Aironet common stock, there was then only a limited history of exercises under the Aironet Option Plan and exercisability of the options described in this footnote (8) was subject to the preconditions described in the footnote
    (7) above, present values of these options as of the date of grant can be calculated using the Black-Scholes option valuation model under the following assumptions utilized by Aironet in its Fiscal 1998 preparation of the disclosures in its separate audited financial statements under Financial Accounting Standards No. 123: (a) though reflective of the terms of the minority investment made by third party investors in the March 1998 private placement of Aironet common stock made contemporaneously with those option grants and not necessarily representative of the per share price that would exist if at that time there had been a regular trading market for such stock, the $3.50 per share private placement price is assumed as the value of the underlying Aironet common stock; (b) given the limited history of exercises under the Aironet Option Plan, the same five year period adopted by Telxon as discussed in footnote (4) above is used as the period for which executives may be expected to hold these options prior to exercise; (c) stock price volatility of 56%; (d) an interest rate of 5.54% (based on the published yield as of the grant date of Treasury Strips maturing as of the end of the holding period assumed in (b) above in this footnote (8)); and
    (e) no dividends are paid by Aironet during that assumed holding period.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                            EXERCISES DURING                           FISCAL YEAR-END
                              FISCAL 1999         ---------------------------------------------------------
                         ----------------------            NUMBER OF               VALUE OF UNEXERCISED
                           SHARES                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS(1)
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----           -----------   --------   -----------   -------------   -----------   -------------
John W. Paxton, Sr.            --            --          --        700,000+            --       $215,700
Dan R. Wipff                   --            --      17,916+         3,334+            --             --
                               --            --          --         20,000*(2)         --       $150,000
Frank E. Brick                 --            --     550,000+            --             --             --
                               --            --          --         70,000*(2)         --       $525,000
James G. Cleveland             --            --     120,000+        40,000+            --             --
                               --            --          --         40,000*(2)         --       $300,000
Gerald J. Gabriel              --            --      38,415+        12,001+            --             --
                               --            --          --          7,500*(2)         --       $ 56,250
David D. Loadman               --            --     101,689+            --       $  1,170             --
                               --            --      60,000*            --       $548,400             --
Kenneth W. Haver               --            --     116,666+        33,334+            --             --
                               --            --          --         50,000*(2)         --       $375,500

---------------

  + Options for the purchase of the indicated number of shares of Telxon Common
    Stock granted to the named executive officer pursuant to the Employee Option Plan except as otherwise explained in footnote (5) to the table of Option Grants in Fiscal 1999 above with respect to 300,000 of the option shares granted to Mr. Paxton.

  * Option for the purchase of the indicated number of shares of Aironet common stock of the granted to the named executive officer pursuant to the Aironet Option Plan.

(1) Aggregate fair market value, based, in the case of options for the purchase of Telxon Common Stock, on the amount by which the closing sale price for Telxon Common Stock as reported on the Nasdaq NNM for March 31, 1999 exceeded the exercise price of all unexercised "in-the-money" (fair market value per share in excess of exercise price) Telxon stock options then held, and in the case of options for the purchase of Aironet Common Stock, on the amount by which an assumed value equal to the $11 offering price per share in the July 30, 1999 initial public offering of Aironet Common Stock (though that offering occurred four months after the end of Fiscal 1999, there is no more reliable basis readily available for valuing Aironet Common Stock as of fiscal year end) exceeded the exercise price of all unexercised "in-the-money" Aironet stock options then held.

(2) See footnote (7) to the table of Option Grants in Fiscal 1999 for a discussion of the conditions to the exercisability of these options, which, in the case of the Aironet stock options granted to Messrs. Brick and Haver, resulted in the termination of such options without exercise subsequent to the end of Fiscal 1999.

                           RELATED PARTY TRANSACTIONS

     The Company has engaged R. Dave Garwood, one of the Board's nominees for election as a director at the Annual Meeting, to provide employee training and consulting services to the Company valued at $154,000 relating to the Company's adoption and implementation of an MRP-II material resource planning process. The MRP-II process is one of the cornerstones of the comprehensive business strategy of the Company's new management team to stabilize the Company and position it for future growth. Mr. Garwood, directly or through his consulting company, R.D. Garwood, Inc., has provided and continues to provide similar MRP-II services to Fortune 500 and other leading companies. The Company's MRP-II implementation timetable presently contemplates that Mr. Garwood's services under this engagement will be completed by June 1, 2000. Mr. Garwood has agreed to accept 20,197 Shares as payment for these services, valued at the average closing sale price for the Common Stock as reported on the Nasdaq NNM for the ten trading day prior to the date of such agreement, which will vest in two approximately equal installments at the midpoint and end of the engagement.

     As part of its five-year plan, Telxon 2000, announced in August 1995, the Company established a program providing key Telxon employees with a long-term incentive opportunity to purchase stock in its technology subsidiaries, thereby encouraging them to support the development of the subsidiaries and their businesses with the same effort and dedication as in their service to Telxon so as to more closely align their objectives with the long-term goals of the Company as a whole. Such investments are subject to certain risks and restrictions and are based on outside opinions of the issuing subsidiary's market value. During Fiscal 1996, the Company sold shares of common stock in its Metanetics Corporation subsidiary ("Metanetics") under the program at a price per share equal to that paid in a contemporaneous sale negotiated at arm's length with a third party investor. Certain of those program purchases, including 20,000 Metanetics shares purchased by Frank E. Brick, the Company's former President and Chief Executive Officer and a former director, were made with loans approved by the Telxon Board of Directors, bearing interest at eight percent per annum and secured by the stock purchased with the loan proceeds. The largest amount of indebtedness ($16,618 in original principal amount plus accrued interest) outstanding under this loan during Fiscal 1999 was $20,610. In May, the full $20,766 then outstanding balance was applied as a partial offset against the $80,000 repurchase price which the Company agreed to pay Mr. Brick in connection with the Company's exercise of its right under Metanetics' stockholders' agreement, in the event of the termination of an employee stockholder's employment, to repurchase his 40,000 Metanetics shares, representing an approximately 0.8% interest in Metanetics, of which the Company held approximately 60.3% at the time of the repurchase.

     In December 1993, and January 1994, Mr. Brick received loans of $75,985 and $58,000, respectively, from the Company, for his use in payment of withholding and estimated tax obligations incurred with respect to the 25,000 Share portion of the 50,000 Shares awarded to him in October 1993 under the Restricted Stock Plan with respect to which he had elected under the applicable regulations under the Internal Revenue Code to be taxed as of the time of the award. The loans are secured by the restricted stock and originally bore interest at two percent in excess of the prime rate, adjusted quarterly. In January 1997, Mr. Brick borrowed an additional $30,932 from the Company for his use in the payment of his tax obligations with respect to 5,000 additional Shares of his restricted stock award which vested during Fiscal 1997 but were not included in his earlier tax election. While Mr. Brick repaid the tax loans in full in July 1997, they were subsequently readvanced to him, and he borrowed an additional $52,082 and $40,280 in December 1997 and December 1998, respectively, for his use in the payment of his tax obligations with respect to the 10,000 additional Shares of his restricted stock award which vested during each of Fiscal 1998 and Fiscal 1999 but were not included in his earlier tax election. The largest aggregate amount of indebtedness (principal and accrued interest) outstanding during Fiscal 1999 under these tax loans was $340,329. The indebtedness has been reduced to $287,083 at August 20, 1999 through deductions against severance compensation payment to Mr. Brick. That balance, plus continuing interest accruals, is payable in a lump sum due as of the end of the severance payment period and continues to be secured by the 50,000 shares awarded to him under the Restricted Stock Plan.

     In November 1997, Dan R. Wipff, the President and Chief Executive Officer of the Company's Telxon Products manufacturing division, received a $120,000 personal loan from the Company. The loan is due November 30, 2000, bears interest at a rate of one percent in excess of the prime rate and remains outstanding in full. The largest aggregate amount of indebtedness (principal and accrued interest) outstanding during Fiscal 1999 under the loan was $135,179 and with additional interest increased at June 30, 1999 to $137,833.

     In connection with the consolidation and relocation of the Company's engineering and research and development functions from Akron, Ohio to the Company's new World Technology Center in The Woodlands, Texas (north of Houston), the Company made interest free bridge loans aggregating $140,000 in principal amount to David L. Loadman, the Company's former Senior Vice President, Global Product and Systems Development, and Chief Technical Officer, in July 1997 to assist him in the relocation of his family. Payments and credits for unreimbursed relocation costs have reduced the outstanding balance of these loans to $71,291. The Company also made loans to Mr. Loadman loans of $8,019, $4,192, $5,706 and $5,927 in December 1995, 1996, 1997 and 1998 respectively, with respect to the four 1,000 Share installments of his restricted stock award which vested during Fiscal 1996, 1997, 1998 and 1999. These borrowings, bearing interest at a rate of one percent in excess of the prime rate annum, remain outstanding in full. The largest aggregate amount of indebtedness (principal and accrued interest) outstanding during Fiscal 1999 under these tax loans was $27,283 and with additional interest increased at June 30, 1999 to $27,810. Mr. Loadman will repay the foregoing indebtedness as part of his severance arrangements.

     During Fiscal 1999, the Company paid to the law firm of Goodman Weiss Miller LLP, of which Robert A. Goodman, a director and Secretary of the Company, is senior partner, $1,647,167 for legal services and $133,019 in reimbursement of expenses. It is anticipated that payments will continue to be made to said firm in the future for additional services. In addition, in January 1998, the Company entered into a letter agreement engaging the law firm to represent the Company in any potential change in control transaction involving the Company. The firm would provide the full range of services reasonably associated with such a transaction which it is in a position to provide, with Mr. Goodman and his partner, Steven J. Miller, to be primarily responsible for and involved in the engagement. In recognition of the magnitude of the time commitment that would be involved in such an event and the intensity and duration of such an engagement, and the significance of the firm's role and the importance of its expertise and its contribution to the results obtained, the agreement contemplates that the fees payable to the firm in respect of such services would include a value added component of approximately $1.5 million in addition to customary hourly time charges. This letter agreement becomes inoperative, however, in the event that the consulting agreement described in the next paragraph becomes effective prior to the commencement of a change in control transaction to which this letter agreement would otherwise apply.

     In January 1998, the Company, in order to assure itself of the continued availability to it of Mr. Goodman's legal services, entered into a letter agreement with Mr. Goodman in which he has agreed to provide advice to the Company on a non-exclusive basis regarding legal matters relating to the Company's business after he ceases full-time practice with his law firm. The consulting engagement will not take effect until the earliest of the date Mr. Goodman withdraws from his current law firm, becomes "of counsel" thereto, or the date on which Mr. Goodman's firm ceases to be the Company's primary outside counsel and will expire on the tenth anniversary of the commencement date, unless sooner terminated in accordance with the consulting agreement. Consulting fees of $150,000 per annum (the "Consulting Payments") will be paid by the Company over the term of the agreement, along with reimbursement of reasonable expenses incurred by Mr. Goodman. Earlier termination may occur (1) by Mr. Goodman for "Good Reason", defined as a material breach of the agreement by the Company which is not cured within ten (10) business days of receipt by the Company of written notice, (2) by the Company for "Cause", defined as a material breach of the agreement by Mr. Goodman which is not cured within ten (10) business days of receipt by Mr. Goodman of written notice, (3) by death or disability of Mr. Goodman or (4) by a "Change in Control" of the Company. For purposes of the consulting agreement, the occurrence of any of the following shall constitute a "Change in Control": (i) the acquisition, directly or indirectly, of at least 30% of the outstanding common stock of, or voting power in, the Company calculated on a fully diluted basis; (ii) a merger or consolidation of the Company with any company other than one in which the Company then owns at least a majority of the outstanding common stock or voting power; (iii) a sale (whether in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) any recapitalization, restructuring or liquidation of the Company; or (v) events during any period of two consecutive years as a result of which individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (v), each director who is first appointed or elected by the Board or whose nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consulting agreement or whose appointment, election or nomination was previously so approved or recommended will be deemed to have been a Director of the Company at the beginning of such period. In the event of a termination by Mr. Goodman for Good Reason or termination because of death, disability or the occurrence of a Change in Control, Mr. Goodman is entitled to a lump sum cash payment of the unpaid balance of the Consulting Payments, payable within 10 days of such termination. If the Company terminates the consulting agreement for Cause, Mr. Goodman is entitled to no further compensation under the consulting agreement. The consulting agreement will also be of no effect if the consulting period has not commenced prior to the commencement of a change in control transaction to which the letter agreement described in the preceding paragraph applies.

                            STOCK PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns during the five fiscal year period ended March 31, 1999 for the Company, the S&P 500 Index and the Technology 500 Index (formerly referred to as the S&P High-Tech Composite Index) assuming an initial investment of $100 and the reinvestment of all dividends when received. The information presented should not be interpreted as being necessarily indicative of future performance.

PERFORMANCE GRAPH

                                                       TELXON                   S&P 500 INDEX              TECHNOLOGY-500
                                                       ------                   -------------              --------------
3/31/94                                                100.00                      100.00                      100.00
3/31/95                                                117.90                      115.57                      126.54
3/31/96                                                168.51                      152.67                      170.85
3/31/97                                                121.01                      182.93                      230.96
3/31/98                                                210.36                      270.74                      349.06
3/31/99                                                 75.00                      320.72                      559.93

                                STOCK OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the outstanding Shares, as of June 30, 1999, by all directors of the Company, by the executive officers of the Company named in the Summary Compensation Table, and by all directors, director nominees, named executive officers and other current executive officers of the Company as a group. Based on the most recent information available to the Company, the Company believes that there are not currently any stockholders who beneficially own more than five percent of its outstanding Shares.

                                                          SHARES BENEFICIALLY OWNED
                  NAME AND ADDRESS(1)                     --------------------------
                  OF BENEFICIAL OWNER                      NUMBER      PERCENTAGE(2)
                  -------------------                     ---------    -------------
Richard J. Bogomolny....................................     87,313(3)        *
Frank E. Brick..........................................    624,000(4)      3.7%
James G. Cleveland......................................    131,930(5)        *
John H. Cribb...........................................     44,113(6)        *
Gerald J. Gabriel.......................................     49,880(7)        *
R. Dave Garwood.........................................     20,000(8)        *
Robert A. Goodman.......................................    121,503(9)        *
Kenneth W. Haver........................................      2,997(10)       *
L. Michael Hone.........................................        800           *
David D. Loadman........................................    106,689(11)       *
Jonathan R. Macey.......................................        500           *
John W. Paxton, Sr......................................    300,000(12)     1.8%
Raj Reddy...............................................    100,914(13)       *
Norton W. Rose..........................................     92,814(14)       *
Dan R. Wipff............................................     83,285(15)       *
All directors, director nominees and executive officers
  as a group (19 persons)...............................  1,789,804(16)    10.2%

---------------

   * less than 1 percent

 (1) The address for the named individuals is 3330 West Market Street, Akron, Ohio 44333.

 (2) Computed based upon the 16,155,606 Shares outstanding as of June 30, 1999, as adjusted with respect to the Shares which may be acquired within 60 days (measured from June 30, 1999) by exercise of options by the person(s) whose percentage ownership is being computed.

 (3) Includes 37,313 Shares which he may acquire within 60 days by exercise of options.

 (4) Includes 550,000 Shares which he may acquire within 60 days by exercise of options.

 (5) Includes 130,000 Shares which he may acquire within 60 days by exercise of options.

 (6) Includes 7,800 Shares owned by Mr. Cribb's wife, as to which Shares Mr. Cribb disclaims beneficial ownership, and 27,313 Shares which he may acquire within 60 days by exercise of options.

 (7) Includes 40,415 Shares which he may acquire within 60 days by exercise of options. Also includes 2,600 Shares awarded to Mr. Gabriel under the Restricted Stock Plan, 1,000 shares of which have vested since June 30, 1999 and 400 Shares of which will vest during the remaining portion of the current fiscal year ending March 31, 2000 and in each of the fiscal years ending March 31, 2001 through 2003.

 (8) Does not include the stock being issued to him as described under "RELATED PARTY TRANSACTIONS" above as the agreement with respect to that stock was made after June 30, 1999.

 (9) Includes 10,900 Shares owned by Mr. Goodman's wife, as to which Shares Mr. Goodman disclaims beneficial ownership, and 97,313 Shares which he may acquire within 60 days by exercise of options.

(10) Includes 997 Shares (rounded) allocated to Mr. Haver's account under the Company's 401(k) plan.

(11) Includes 101,689 Shares which he may acquire within 60 days by exercise of options.

(12) Consists of Shares which Mr. Paxton has agreed to purchase under his employment agreement, but has not yet completed and has until March 22, 2000 to do so.

(13) Includes 78,314 Shares which he may acquire within 60 days by exercise of options.

(14) Includes 82,314 Shares which he may acquire within 60 days by exercise of options.

(15) Includes 17,916 Shares which he may acquire within 60 days by exercise of options.

(16) Includes the 300,000 shares to be purchased by Mr. Paxton as described in footnote (11), 1,174,253 Shares which may be acquired within 60 days by exercise of options and 2,600 Shares awarded under the Restricted Stock Plan, 1,000 of which Shares have vested since June 30, 1999, and provided the awardee is then employed by the Company, 400 Shares will vest during the remaining portion of the current fiscal year ending March 31, 2000 and in each of the fiscal years ending March 31, 2001 through 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors with respect to Fiscal 1999 were complied with, except that each of directors John H. Cribb and Robert A. Goodman were late in filing a transaction report for a market purchase of Company stock by his wife, as to which each disclaims beneficial ownership. The Company does not believe it had any greater than ten percent beneficial owners at any time during Fiscal 1999 based on its records and because it has not received copies of, and is not otherwise aware of, any filings by any such beneficial owner with the SEC under
Section 13 or 16(a) of the Exchange Act.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On July 19, 1999, the Company engaged Arthur Andersen LLP ("Andersen") to audit the Company's consolidated financial statements for the fiscal year ending March 31, 2000. Andersen replaces PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the principal accountant to audit the Company's consolidated financial statements. PricewaterhouseCoopers was dismissed upon the completion of the audit of the Company's consolidated financial statements for the fiscal year ended March 31, 1999 and the issuance of their report thereon for filing in the Company's Annual Report on Form 10-K for the fiscal year then ended. The change in accountants was recommended and authorized by the Audit Committee of the Company's Board of Directors.

     The Company's Fiscal 1999 consolidated financial statements (the "1999 Financial Statements"), as audited by PricewaterhouseCoopers LLP, are set forth in the Annual Report on Form 10-K for Fiscal 1999 filed by the Company with the SEC on August 10, 1999 ( as amended, the "Form 10-K"), included as part of the Company's 1999 Annual Report accompanying or preceding this Proxy Statement. The director and officer compensation, stock and stock option ownership, and related party transaction information contained in this Proxy Statement has been updated from, and should be read in lieu of, the corresponding information contained in
Part III of the Form 10-K. THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IT SOLICITS, A COPY OF THE FORM 10-K (OTHER THAN THE EXHIBITS THERETO) UPON THE WRITTEN REQUEST OF SUCH PERSON TO ALEX L. CSISZAR, INVESTOR RELATIONS DEPARTMENT, TELXON CORPORATION, P.O. BOX 5582, AKRON, OHIO 44334-0582.

     PricewaterhouseCoopers' reports on the Company's consolidated financial statements for each of Fiscal 1997 and 1998 (the "Prior Report Periods") did not contain an adverse opinion, nor was either such report qualified or modified as to uncertainty, audit scope or accounting principles. However, the consolidated financial statements for the Prior Report Periods have subsequently been restated as discussed in Note 3 to the 1999 Financial Statements, which restated financial statements are covered by PricewaterhouseCoopers' report included with the 1999 Financial Statements. PricewaterhouseCoopers' report on the 1999 Financial Statements include separate paragraphs regarding the Company's ability to continue as a "going concern" (reference should be made to the related discussion of the Company's recent financial results and liquidity in Note 2 to the 1999 Financial Statements) and regarding an accounting change for business process re-engineering affecting the 1998 statement of operations included as a part thereof (see Note 20 to the 1999 Financial Statements).

     In reporting its financial results for the first quarter of Fiscal 1999, the Company recorded a May 1998 repurchase of shares in its Metanetics Corporation subsidiary in a manner with which PricewaterhouseCoopers disagreed. Based upon the completion in February 1999 of an appraisal of Metanetics Corporation, the Company resolved the disagreement by adjusting its financial statements to record the consideration given as goodwill.

     In connection with the Fiscal 1999 audit and other work performed by PricewaterhouseCoopers during the year, several material non-standard transactions were identified which had credit enhancements, lease features, rights of return or software revenue recognition elements requiring deferred timing of revenue recognition compared to the timing of revenue recognition originally recorded by the Company. The identified transactions have been ad-dressed through the restatements of the Company's consolidated financial statements referenced above. PricewaterhouseCoopers has advised and discussed with the Company's Board of Directors and management the Company's need to improve its internal controls to require that the Company's chief accounting officer be consulted with the relevant complete documentation for any non-standard, significant transactions to ensure that the accounting treatment is considered before entering into such transactions. The Company has already made changes in the personnel responsible for such matters and continues to monitor the implementation of strengthened policies and procedures in this regard.

     Each of the above matters has been reviewed and discussed by PricewaterhouseCoopers with the Audit Committee. The Company has authorized PricewaterhouseCoopers to respond fully to any inquiries Andersen may make of PricewaterhouseCoopers regarding these matters.

     Except as discussed above, the Company does not believe that, during the Prior Report Periods, Fiscal 1999 and the interim periods preceding the effectiveness of PricewaterhouseCoopers' dismissal (collectively, the "Pre-Effective Period") (i) there were any disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to PricewaterhouseCoopers' satisfaction, would have caused it to make reference to the subject matters of the disagreements in connection with its reports on the Company's consolidated financial statements, or (ii) any "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred.

     During the Pre-Effective Period, the Company did not consult with Andersen regarding (1) the application of accounting principles to any completed or proposed transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements or (2) any matter that was the subject of a disagreement or a reportable event.

     The foregoing information regarding the change in the Company's independent public accountants has been previously reported by the Company in a Current Report on Form 8-K bearing a cover date of July 19, 1999 (as amended, the "Form 8-K"). The Form 8-K as originally filed and the amendment thereto confirming the effectiveness of the change each include a letter of PricewaterhouseCoopers confirming its agreement with the statements regarding it made by the Company in the Form 8-K.

     Representatives of both Andersen and PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                            SOLICITATION OF PROXIES

     The solicitation of proxies in the accompanying form may be made by or on behalf of the Board of Directors of the Company by mail, advertisement, telephone or other methods and in person. Directors, officers, investor relations personnel and other employees of the Company may participate in the solicitation, for which they will not receive any additional compensation. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all Company solicitation materials to their customers or other beneficial owners of the Shares which they hold of record and will reimburse such record holders for customary clerical and mailing expenses they incur in so forwarding such materials.

     The Company has also retained Kissel-Blake Inc. to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of $1,500 plus reimbursement of out-of-pocket expenses.

     All costs of soliciting proxies on behalf of the Board of Directors are being borne by the Company.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for a stockholder proposal to be considered at the 2000 annual meeting of stockholders, the Charter requires that it be received by the Secretary of the Company at the Company's offices, 3330 West Market Street, Akron, Ohio 44333, no later than June 24, 2000. Each proposal submitted must contain certain information specified in the Charter about the proponent and the business matter to be proposed and a statement that the proponent is as of the date of such notice a stockholder of record. The stockholder must also state his intention personally to appear at the 2000 annual meeting of stockholders to present the proposal. Under Rule 14a-8 promulgated under the Exchange Act, in order for a stockholder proposal to be included in the proxy statement with respect to the 1999 annual meeting of stockholders, such proposal must be a proper subject for action at a stockholders meeting, the proposal and its proponent must satisfy the other requirements and conditions of Rule 14a-8, and the proposal must be received by the Secretary of the Company at the address set forth above not later than April 29, 2000.

                                            By Order of the Board of Directors,

                                            ROBERT A. GOODMAN
                                            Secretary

August 26, 1999

PROXY                                                                      PROXY

                                  TELXON LOGO(R)

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          FOR THE ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 22, 1999

The undersigned stockholder hereby appoints John W. Paxton, Sr., Dr. Raj Reddy and Richard J. Bogomolny, as Proxies, each with the power to appoint his substitute, and hereby authorizes any of them to represent and to vote, as provided on the reverse side hereof, all of the Common Stock of Telxon Corporation which the undersigned, as of the August 4, 1999 Record Date for the Annual Meeting, is entitled to vote at the Annual Meeting of Stockholders to be held on September 22, 1999 or any adjournment or postponement thereof.

Please note below any address change and place an "X" in the corresponding box on the reverse side of this proxy.

New address: _______________________________

____________________________________________

____________________________________________


           IMPORTANT -- THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN TODAY.





 ................................................................................

                              FOLD AND DETACH HERE

  THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
       WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES.

                               TELXON CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [BLACK OVAL]

[                                                                                                                              ]

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE BOARD'S NOMINEES.
                                               -----



                                                       FOR       WITHHELD      FOR ALL
                                                       ALL          ALL        EXCEPT
1. ELECTION OF DIRECTORS --
 Nominees:
 --------
 R. Dave Garwood and L. Michael Hone                   [ ]          [ ]          [ ]
_____________________________________________                                           Please place an "X" in the box if you
 Nominee Exception(s)                                                                   noted an address change on the reverse
                                                                                        side.                              [ ]

                                                                                               In their discretion, the
                                                                                               Proxies are authorized to
                                                                                               vote upon such other business
                                                                                               as may properly come before
                                                                                               the meeting.

                                                                                               Date________________________,1999

                                                                                               Signature(s)_____________________

                                                                                               Signature(s)_____________________

                                                                                               PLEASE SIGN EXACTLY AS NAME
                                                                                               APPEARS HEREON. JOINT OWNERS
                                                                                               SHOULD EACH SIGN. WHEN
                                                                                               SIGNING AS AN EXECUTOR,
                                                                                               CORPORATE OFFICER OR IN ANY
                                                                                               OTHER REPRESENTATIVE
                                                                                               CAPACITY, PLEASE GIVE FULL
                                                                                               TITLE AS SUCH.


--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                       OF THE BOARD'S DIRECTOR NOMINEES.

            PLEASE SIGN, DATE AND RETURN THE ABOVE PROXY CARD TODAY USING THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT
                    YOU EXPECT TO ATTEND THE ANNUAL MEETING.